Exhibit 99.1

Burlington Industries, Inc. Greensboro, N.C. 27410  (336) 379-2303






NEWS                             Date:  November 15, 2001
                                 Release:  Immediate
                                 Contact (press):  Delores Sides  (336) 379-2303
                                         (analysts):  Ross Haymes (336) 379-2788


Burlington Industries Files Voluntary Petitions for Reorganization -- Accelerates New Business Model

Burlington Industries, Inc. (NYSE: BUR) today announced its intention to accelerate its initiatives to transition and modify its business model in order to better serve its customers' expanding needs in the global supply chain. In order to implement the company's new business model, Burlington Industries and certain of its U.S. subsidiaries today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The emerging business model, which is centered on elevating the company's ability to bring fabric innovation and distinctive products to the market, consists of four main components:

o Continuing to build its highly successful Lees Carpets business

o Expanding global sourcing partners and leveraging its own styling and technology capabilities internationally through Burlington WorldWide Limited, a recently formed subsidiary based in Hong Kong

o Providing unsurpassed performance and fabric innovation through the advanced proprietary technology developed by Nano-Tex, LLC

o Building upon and accelerating the manufacturing improvements made in its North American operations

George W. Henderson, III, Chairman and CEO, commented, "Our business model going forward adds worldwide reach to our North American capability to provide products, services and global solutions to our customers. The ability to enhance products with the advanced technology of Nano-Tex and extend our reach beyond our borders through Burlington WorldWide Limited increases the value of our product development and technology capabilities while providing us access to broader, more comprehensive product lines. Our Lees Carpets business continues to serve the market with innovative flooring solutions and industry firsts. We are creating a more flexible and responsive company capable of meeting the diversified and ever changing needs of our customers."

The voluntary petitions for reorganization were filed in the U.S. Bankruptcy Court for the district of Delaware. International operations, joint venture partnerships, Nano-Tex, LLC and Burlington WorldWide Limited were not included in the filing.

Henderson continued, "This filing is necessitated by the excess level of debt in our capital structure which prevents us from making the changes we deem necessary to our future success."

Burlington Industries also announced it has received a commitment for a facility of up to $190 million in debtor-in-possession (DIP) financing underwritten by J.P. Morgan Chase & Co., which, subject to court approval, will augment the company's liquidity to provide adequate funding for operations during the reorganization period. The company expects to generate positive cash flow during fiscal 2002. The company anticipates no disruption to daily operations at the company's headquarters and manufacturing plants or to the delivery of customer orders. Its main priority continues to be delivering innovative, high-quality products and services on time.

"This decision was not made lightly and we believe it is in the best interest of the long-term viability of the company," said Henderson, commenting on the restructuring action. "We recognize the need for aggressive and comprehensive change in our business model and we can no longer afford the time needed to incrementally transition the company. By utilizing the Chapter 11 process, we can control and guide our reorganization activities under the protection of the court to expedite the debt and operational restructuring that we have been pursuing and at the same time ensure that our daily operations continue uninterrupted.

"We currently have good liquidity. As a result of our working capital and operational improvements achieved during the year, we currently have approximately $60 million cash on hand. This cash, along with the DIP, financing, once approved, will provide the funds we need to operate during the reorganization process."

Henderson continued, "Our restructuring efforts over the last 2 1/2 years have resulted in significant progress towards transitioning Burlington to better compete with and serve the needs of an emerging global environment. We made tough decisions and streamlined many of our businesses. While we have met the goals set in these plans, outside factors, including a continuing flood of low-cost and often subsidized foreign imports and a slowdown in consumer spending have hit the textile industry hard.

"A key factor that led Burlington to take these steps is the U.S. Government's history of using the textile industry as a bargaining chip in international relations. The results have been devastating for the industry, leading to job losses, plant closing and liquidations. Imports have been growing rapidly for many years, but since 1999, the volume of imported apparel has grown at five times the rate of consumption, squeezing out U.S.-made products to the point that four out of five garments sold in this country today are imported.

"To make matters worse, we are not competing on a level playing field. This flood of textile and apparel imports includes not only products subsidized by foreign governments, but billions of dollars of goods that are imported illegally. Our government, with the exception of support from elected officials in our region, has made no effective response to these unfair trade practices, and our industry does not have reciprocal access to the markets of the exporting countries."

In a closing comment Henderson stated, "The intensity of these challenges has worsened with the recent economic decline and uncertainty, and additional slowing in retail sales since September. It has become clear that we need to accelerate our efforts to reshape the company so that we can serve our customers' needs and add value to the company long-term. We are committed to meeting the challenges of our industry head on and emerging from this process a stronger, leaner and more profitable enterprise."

Burlington Industries, Inc. is one of the world's largest and most diversified manufacturers of softgoods for apparel and interior furnishings.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11 and the U.S. government's response thereto, the success of the company's overall business strategy including successful implementation of the company's restructuring plan, the confirmation of the restructuring plan and the DIP financing commitment, the terms and conditions of the DIP financing, the impact that public disclosure of the company's Chapter 11 filing may have on the company's relationships with its principal customers and suppliers, the success of the company's expansion in other countries, the demand for textile products, the cost and availability of raw materials and labor, the company's ability to finance its operations and restructuring activities, the level of the company's indebtedness and ability to borrow, and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime and other factors identified in the company's filings with the Securities and Exchange Commission.